THE RBB FUND, INC.

ARTICLES OF AMENDMENT

THE RBB FUND, INC., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the following classes of common stock of the Corporation as set forth below:

Old Designation	New Designation

Class YYYYYY MFAM Small-Cap Growth ETF	Class YYYYYY Motley Fool Small-Cap Growth ETF
Class NNN SGI Small Cap Growth Fund – Class I	Class NNN SGI Small Cap Core Fund – Class I

SECOND: The foregoing amendment to the Charter was approved by the vote of a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its duly authorized President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties for perjury.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Salvatore Faia
President

ATTEST:

/s/ James G. Shaw
James G. Shaw
Secretary